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                    [LETTERHEAD OF KPMG PEAT MARWICK LLP}





December 23, 1997



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Advatex Associates, Inc. and, under date of February 21, 1997, we reported on the consolidated financial statements of Advatex Associates, Inc. and subsidiaries as of and for the years ended December 31, 1996 and 1995. On December 3, 1997 our appointment as principal auditors was terminated. We have read statements included under Item 4 of its Form 8-K dated December 5, 1997 and we agree with such statements except that:

        (i) We are not in a position to agree or disagree with Advatex Associates, Inc.'s statement that the firm of Lazar, Levine & Co. LLP was appointed as the Company's new certifying accountants;

        (2) We are not in a position to agree or disagree with Advatex Associates, Inc.'s stated reason for changing principal accountants; and

        (3) We are not in aposition to agree or disagree with the Company's statements in the third paragraph of Item 4 with regard to discussions held by any audit of similar committee of the board of directors.

Very truly yours,

KPMG Peat Marwick LLP